Exhibits 5.1 and 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

August 5, 2014

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

Ladies and Gentlemen:

Tyson Foods, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-197661) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including (i) up to 27,381,500 shares of its common stock, par value $0.10 per share (the “Shares”) and (ii) 30,000,000 of its 4.75% tangible equity units (the “Units”). The Shares are to be sold pursuant to the Underwriting Agreement dated July 30, 2014 (the “Shares Underwriting Agreement”) among the Company and the several underwriters named therein (the “Shares Underwriters”), and the Units are to be sold pursuant to the Underwriting Agreement dated July 30, 2014 (the “Units Underwriting Agreement”) among the Company and the several underwriters named therein (the “Units Underwriters”). Each Unit has a stated amount of $50 and is comprised of (i) a prepaid stock purchase contract issued by the Company (each, a “Purchase Contract”) under which the holder has purchased and the Company has agreed to automatically deliver on July 15, 2017 (subject to postponement in certain limited circumstances and subject to early redemption or settlement of such Purchase Contract, in each case, pursuant to the provisions of such Purchase Contract and of the Purchase Contract Agreement (the “Purchase Contract Agreement”) dated August 5, 2014 between the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (the “Purchase Contract Agent”), as Trustee (as defined below) and as attorney-in-fact for the holders of the Purchase Contracts from time to time) a number of shares of the Company’s Class A Common Stock, par value $0.10 per share (the “Underlying Securities”), determined pursuant to the terms of the Purchase Contract and the Purchase Contract Agreement, and (ii) a senior amortizing note issued by the Company with a final installment payment date of July 15, 2017 (each, an “Amortizing Note”), which will have an initial principal amount of $6.82854 and will pay equal quarterly installments of $0.59375 (except for the October 15, 2014 installment payment, which will be $0.46181), and will be guaranteed (the “Guarantees” and, together with the Amortizing Notes, the “Securities”) by Tyson Fresh Meats, Inc. (the “Guarantor”). The Securities will be issued pursuant to an indenture dated as of June 1, 1995 between the Company and The Bank

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of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)), as trustee (the “Trustee”), as amended and supplemented by the supplemental indenture thereto dated as of August 5, 2014 among the Company, the Guarantor and the Trustee (such indenture as so amended and supplemented, the “Indenture”). The Purchase Contracts will be issued pursuant to the Purchase Contract Agreement. The Shares include 3,571,500 shares that the Shares Underwriters have the option to purchase pursuant to the Shares Underwriting Agreement to cover over-allotments, if any.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	The Shares to be sold by the Company have been duly authorized and, when issued and delivered to and paid for by the Shares Underwriters pursuant to the Shares Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Securities have been duly authorized by the Company and the Guarantor and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Units Underwriters pursuant to the Units Underwriting Agreement as components of the Units purchased by the Units Underwriters, will be valid and binding obligations of the Company and the Guarantor, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and the Amortizing Notes will be entitled to the benefits of the Indenture pursuant to which such Amortizing Notes are to be issued; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law, (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Amortizing Notes to the extent determined to constitute unearned interest.

3.

The Units have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Units Underwriters pursuant to the Units Underwriting Agreement, will be valid and binding obligations of the

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Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Purchase Contract Agreement pursuant to which such Units are to be issued; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any stay law or (y) the validity, legally binding effect or enforceability of any provision in the Purchase Contract Agreement that requires or relates to adjustments to the settlement rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

4.	The Purchase Contracts have been duly authorized by the Company and, when executed and delivered in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Units Underwriters pursuant to the Units Underwriting Agreement as components of the Units purchased by the Units Underwriters, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Purchase Contract Agreement pursuant to which such Purchase Contracts are to be issued; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any stay law or (y) the validity, legally binding effect or enforceability of any provision in the Purchase Contracts that requires or relates to adjustments to the settlement rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

5.	The Underlying Securities initially issuable upon settlement of the Purchase Contracts have been duly authorized and reserved and, when issued and delivered upon settlement of the Purchase Contracts in accordance with the terms of the Purchase Contracts and the Purchase Contract Agreement, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that the Purchase Contract Agreement, the Indenture, the Shares, the Units, the Purchase Contracts, the Amortizing Notes and the Guarantees (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and the Guarantor.

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We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplements which are parts of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP